EXHIBIT 10.120.1

MEMORANDUM

This Memorandum is made as of August    , 1999 by and between Southwall Technologies Inc, a Delaware corporation whose principle business offices are at 1029 Corporation Way, Palo Alto, California 94303 (herein after called “Southwall”) and Teijin Limited a Japanese corporation whose registered office is at 6-7, Minamihonmachi 1-chome, Chuo-ku, Osaka 541-8587, Japan (herein after called “Teijin”).

Southwall and Teijin discussed on the modification of the Article 4 of the Guarantee Agreement Regarding 10 Million US$ Credit Facility concluded May 6, 1997 by and between Southwall and Teijin (herein after called “Guarantee Agreement”), and agreed as follows.

1.                                       Teijin hereby waives any defaults under Article 5.1 of the Guarantee Agreement that may exist through and including July 4, 1999 (the end of STI’s 2nd. fiscal quarter of 1999) arising out of Southwall’s failure to comply with the financial covenants determined in quarterly basis in Article 4 of the Guarantee Agreement.

2.                                       For the term from July 5, 1999 to December 31, 2000, the figure of quarterly basis financial covenants shall be replaced by the following figure.

	3rd Q & 4th Q, 1999	Year 2000

(1) Minimum Quick Ratio:	0.80: 1.00	0.70 : 1.00

(2) Minimum Tangible Net Worth:	$24,000,000	$24,000,000 to increase annually by 50% of annual “net after tax profit”

(3) Maximum Debt to Tangible Net Worth ratio:	1.80: 1.00	1.80: 1.00

For the calculation of above said ratio, the balance of the loan subject to the Guarantee Agreement is deemed a long term debt.

3.                                       Financial covenants mentioned in Article 4 (2) “Southwall shall remain Profitable in each fiscal year” shall keep its effect all through the year 1999 and 2000 and it was not the subject of Teijin’s waiver mentioned in 1) of this Memorandum.

4.                                       Above said waiver and modification of financial covenants is effective only for the year 1999 and 2000, and the figure of the financial covenants on and after January 1st, 2001 will return to the figure stipulated in Article 4 of the original Guarantee Agreement, unless otherwise the parties hereto separately agreed upon.

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed and signed in their respective names by their duly authorized representatives as of the date and year first above written.

For Southwall Technologies Inc.,

Name:	Bill R. Finley
Title:	Chief Financial Officer

For Teijin Limited

Name:	Yukio Kobayashi
Title:	General Manager
Plastics & Films Planning and Administration Dept.